Daktronics Board of Directors announces James Morgan's retirement
Brookings, S.D., September 7, 2022 (GLOBE NEWSWIRE) – Daktronics, Inc. (NASDAQ - DAKT) today announced the retirement of James Morgan from the Board of Directors (“the Board”) at the end of his current term, effective September 7, 2022. He has been a Director of the Company since 1984 and has served on the Nominating and Corporate Governance Committee since October 2016, including as its Chair since June 2020, and on the Audit Committee from 2016 to 2021. He also served as the Company's President and Chief Executive Officer from 2001 through his retirement from those positions effective on September 1, 2013. Prior to that, he served as the Company's President and Chief Operating Officer and Vice President of Engineering. He originally joined the Company in 1969.

Director Lance Bultena has been named the chairperson of the Nominating and Corporate Governance Committee.

Reece A. Kurtenbach, Chairman, President and CEO, stated, “Jim’s strong industry and development expertise provided insightful perspectives and guidance to the Company during his Board tenure. His thoughtful leadership and guidance will be missed. We are grateful for his contributions and wish him the best through retirement.”

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2022 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com